EXHIBIT 5.1

[On Goodwin Procter LLP Letterhead]

March 4, 2005

Medwave, Inc
435 Newbury Street, Suite 206
Danvers, Massachusetts 01923

          Re: Legality of Securities to be Registered Under Registration Statement on Form S-3

Ladies and Gentlemen:

          This opinion is furnished in our capacity as counsel to Medwave, Inc, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the sale of up to an aggregate of 1,874,997 shares (the “Shares”) of Company common stock, par value $0.01 per share, for the account of stockholders of the Company which the Company issued or will issued pursuant to a Securities Purchase Agreement (the “Agreement”).

          As counsel for the Company, we have examined copies of the Agreement and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

          We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, the Commonwealth of Massachusetts and Delaware General Corporation Law, and we also express no opinion with respect to the blue sky or securities laws of any state, including Massachusetts.

          Based on the foregoing, we are of the opinion that the Shares are or when issued will be legally issued, fully paid and non-assessable shares of the Company’s common stock.

          The foregoing assumes that the securities to be issued pursuant to the Additional Investment Rights by and among the Company and the Investors dated as of February 10, 2005 (the “Additional Investment Rights”) will be issued in accordance with the terms of the Additional Investment Rights and all requisite steps will be taken to comply with applicable requirements of state laws regulating the offer and sale of securities and applicable requirements of the Nasdaq SmallCap Market.

          We hereby consent to being named as counsel to the Company in the Registration Statement, to the reference therein to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely, Goodwin Procter LLP